                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                               CISCO SYSTEMS, INC.

                                       AND

                            THE SELLING SHAREHOLDERS
                                IDENTIFIED HEREIN


                                   May 2, 1998

                                TABLE OF CONTENTS


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        ARTICLE I     PURCHASE AND SALE OF STOCK...........................................  1
               1.1    Purchase and Sale of the Shares......................................  1
               1.2    Closing..............................................................  2
               1.3    Deliveries at the Closing............................................  2

        ARTICLE II    REPRESENTATIONS AND WARRANTIES OF THE SELLERS........................  2
               2.1    Organization, Standing and Power.....................................  3
               2.2    Capitalization; Title to the Shares..................................  3
               2.3    Authority............................................................  4
               2.4    Financial Statements.................................................  5
               2.5    Absence of Certain Changes...........................................  6
               2.6    Absence of Undisclosed Liabilities...................................  6
               2.7    Litigation...........................................................  6
               2.8    Restrictions on Business Activities..................................  6
               2.9    Governmental Authorization...........................................  7
               2.10   Title to Property....................................................  7
               2.11   Intellectual Property................................................  7
               2.12   Environmental Matters................................................  9
               2.13   Taxes................................................................ 10
               2.14   Employee Benefit Plans............................................... 10
               2.15   Certain Agreements Affected by the Transaction....................... 13
               2.16   Employee Matters..................................................... 13
               2.17   Interested Party Transactions........................................ 14
               2.18   Insurance............................................................ 14
               2.19   Compliance With Laws................................................. 14
               2.20   Minute Books......................................................... 14
               2.21   Inventory............................................................ 14
               2.22   Accounts Receivable.................................................. 15
               2.23   Customers and Suppliers.............................................. 15
               2.24   Material Contracts................................................... 15
               2.25   No Breach of Material Contracts...................................... 16
               2.26   Export Control Laws.................................................. 16
               2.27   Board Approval....................................................... 17
               2.28   Complete Copies of Materials......................................... 17
               2.29   Brokers' and Finders' Fees........................................... 17
               2.30   Representations Complete............................................. 17

        ARTICLE III   REPRESENTATIONS AND WARRANTIES OF ACQUIROR........................... 17
               3.1    Organization, Standing and Power..................................... 18
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
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               3.2    Authority............................................................ 18
               3.3    SEC Documents; Financial Statements.................................. 18
               3.4    Litigation........................................................... 19
               3.5    Broker's and Finders' Fees........................................... 19
               3.6    Representations Complete............................................. 19

        ARTICLE IV    CONDUCT PRIOR TO THE CLOSING DATE.................................... 20
               4.1    Conduct of Business of Target........................................ 20
               4.2    Conduct of Business of Target........................................ 20
               4.3    No Solicitation...................................................... 22

        ARTICLE V     ADDITIONAL AGREEMENTS................................................ 23
               5.1    Access to Information................................................ 23
               5.2    Confidentiality...................................................... 23
               5.3    Public Disclosure.................................................... 24
               5.4    Consents; Cooperation................................................ 24
               5.5    Best Efforts and Further Assurances.................................. 25
               5.6    Legal Requirements................................................... 25
               5.7    Employee Benefit Plans............................................... 25
               5.8    Form S-8............................................................. 26
               5.9    Listing of Additional Shares......................................... 27
               5.10   Employees............................................................ 27
               5.11   Escrow Agreement..................................................... 27
               5.12   Code Section 338 Election............................................ 27

        ARTICLE VI    CONDITIONS TO THE CLOSING............................................ 27
               6.1    Conditions to Obligations of Each Party to Effect the Closing........ 27
               6.2    Additional Conditions to Obligations of the Sellers.................. 28
               6.3    Additional Conditions to the Obligations of Acquiror................. 29

        ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER..................................... 31
               7.1    Termination.......................................................... 31
               7.2    Effect of Termination................................................ 32
               7.3    Expenses and Termination Fees........................................ 32

        ARTICLE VIII ESCROW AND INDEMNIFICATION............................................ 33
               8.1    Escrow Fund.......................................................... 33
               8.2    Indemnification...................................................... 33
               8.3    Damage Limits........................................................ 34
               8.4    Escrow Period........................................................ 34
               8.5    Claims upon Escrow Fund.............................................. 34
               8.6    Objections to Claims................................................. 34
               8.7    Resolution of Conflicts; Arbitration................................. 35


                                       ii.

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               8.8    Sellers' Agent....................................................... 36
               8.9    Actions of the Sellers' Agent........................................ 36
               8.10   Third-Party Claims................................................... 36

        ARTICLE IX    GENERAL PROVISIONS................................................... 37
               9.1    Survival............................................................. 37
               9.2    Notices.............................................................. 37
               9.3    Interpretation....................................................... 38
               9.4    Entire Agreement; Assignment......................................... 38
               9.5    Amendment Waiver..................................................... 38
               9.6    Severability......................................................... 39
               9.7    Remedies............................................................. 39
               9.8    Consent to Jurisdiction; Service of Process.......................... 39
               9.9    Governing Law........................................................ 40
               9.10   Rules of Construction................................................ 40
               9.11   Counterparts......................................................... 40


                                      iii.

SCHEDULES

Acquiror Disclosure Schedule
Sellers Disclosure Schedule

Schedule 2.10          -  Target Real Property
Schedule 2.11          -  Target Intellectual Property
Schedule 2.14          -  Target Employee Plans
Schedule 2.21          -  Inventory
Schedule 2.24          -  Material Contracts
Schedule 5.7           -  Holders of Outstanding Target Options



EXHIBITS

Exhibit A              -  Form of Escrow Agreement
Exhibit B-1, et seq.   -  Forms of Waiver
Exhibit C-1, et seq.   -  Forms of Employment Agreement
Exhibit D              -  Form of Legal Opinion of Counsel to Acquiror
Exhibit E              -  Form of Legal Opinion of Counsel to the Sellers and
                          Target
Exhibit F              -  Exchange Ratio


                                       iv.

                            STOCK PURCHASE AGREEMENT


               This STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of May 2, 1998, by and among CISCO SYSTEMS, INC., a California corporation ("Acquiror"), and each of the shareholders of C.D.S.I. Ltd., a corporation organized under the laws of Israel ("Target"), identified on the signature pages hereto (each, a "Seller" and collectively, the "Sellers").

                                    RECITALS

               A. Target has a registered share capital consisting of (i) 4,000,000 Preferred Shares of NIS 0.01 each, 3,000,000 of which are issued and outstanding (such issued and outstanding shares, together with any other such Preferred Shares issued hereafter, the "Preferred Shares"), and (ii) 2,260,000 Ordinary Shares of NIS 0.01 each, 2,015,000 of which are issued and outstanding (such issued and outstanding shares, together with any other such Ordinary Shares issued hereafter, the "Ordinary Shares" and collectively together with the Preferred Shares, the "Shares").

               B. The 5,015,000 aforesaid Shares constitute all of the outstanding capital stock and voting securities of Target, and the Sellers own of record and (except for Shares held by the Existing Trustee for the benefit of employees and consultants of Target, as further described herein) beneficially all of the Shares.

               C. Acquiror wishes to purchase from the Sellers, and the Sellers wish to sell to the Acquiror, the Shares, upon the terms and subject to the conditions set forth herein.

               NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF STOCK

               1.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, Acquiror agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell, assign, transfer and deliver to Acquiror, the Shares owned by such Seller, in each case free and clear of all liens, pledges, claims, charges, restrictions or other encumbrances, for a cash purchase price per share equal to the quotient determined by dividing fifty million U.S. Dollars (US$50,000,000) by the total number of Shares so sold, assigned, transferred and delivered to Acquiror (the "Purchase Price"), of which (i) an amount per share equal to the quotient determined by dividing (x) five million U.S. Dollars (US$5,000,000) by (y) the total number of Shares (excluding those Shares which constitute Trustee Shares at the Closing hereunder) so sold, assigned, transferred and delivered to Acquiror (the "Escrow Amount") shall be deposited in escrow at the Closing pursuant to Article VIII below and (ii) the remainder (the "Closing Payment") shall be paid at the Closing. Notwithstanding anything herein to the


                                       1.

contrary, the Trustee Shares shall not be sold, assigned, transferred and delivered as provided in this Section 1.1, and shall instead be exchanged for shares of Acquiror Common Stock in accordance with Section 5.7.

               1.2 Closing. The closing of the purchase and sale of the Shares (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto agree (the "Closing Date"). The Closing shall take place at the offices of Brobeck, Phleger & Harrison LLP, Two Embarcadero Place, 2200 Geng Road, Palo Alto, California, or at such other location as the parties hereto agree.

               1.3 Deliveries at the Closing. At the Closing:

                      (a) the Sellers shall deliver to Acquiror the certificates representing the Shares, accompanied by share transfer forms in proper form duly executed and attested to the satisfaction of Acquiror and its counsel; and

                      (b) the Sellers shall deliver to Acquiror all other documents and instruments required hereunder to be delivered by (or at the direction of) the Sellers to Acquiror at the Closing; and

                      (c) Acquiror shall (i) deposit the total Escrow Amount for the Shares sold to Acquiror hereunder with the Escrow Agent in accordance with
Article VIII, (ii) pay to each Seller the Closing Payment for the Shares sold by such Seller to Acquiror hereunder and (iii) deliver to the Sellers all other documents and instruments required hereunder to be delivered by Acquiror to the Sellers at the Closing. The obligation of Acquiror to pay the Closing Payments to the Sellers hereunder shall be deemed satisfied and discharged by delivery of checks to, or wire transfer of funds to accounts designated by, the Sellers' Agent (as defined below), for the account of the appropriate payee or payees.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

               In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any event, change, condition or effect which (i) is material to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, or results of operations of such entity and its subsidiaries, taken as a whole or (ii) would prevent or materially alter or delay any of the transactions contemplated by this Agreement. In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that (x) is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, or results of operations of such entity and its subsidiaries, taken as a whole or (y) would prevent or materially alter or delay any of the transactions contemplated by this Agreement. In the case of Target, contracts, liabilities, events and other matters shall be deemed to be material or to cause a Material Adverse Effect if they involve or are reasonably


                                       2.

expected to involve payments, expenditures, costs or liabilities of more than $25,000 individually or in the aggregate.

               In this Agreement, any reference to a party's "knowledge" means
(i) with respect to any natural person, the actual knowledge, after reasonable inquiry, of such person or (ii) with respect to any corporation or other entity, the actual knowledge of such party's officers, directors and other managers provided that such persons shall have made reasonable inquiry of those employees of such party whom such officers, directors and managers reasonably believe would have actual knowledge of the matters represented.

               Except as disclosed in that section of the document of even date herewith and delivered by the Sellers to Acquiror prior to the execution and delivery of this Agreement (the "Sellers Disclosure Schedule") corresponding to the Section of this Agreement to which any of the following representations or warranties pertain, the Sellers jointly and severally represent and warrant to Acquiror as follows:

               2.1 Organization, Standing and Power. Each of Target and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Target and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Target. Target has delivered to Acquiror a true and correct copy of the Memorandum and Articles of Association and Bylaws or other charter or organizational documents, as applicable, of Target and each of its subsidiaries, each as amended to date. Neither Target nor any of its subsidiaries is in violation of any of the provisions of its Memorandum and Articles of Association or Bylaws or other charter or organizational documents. Except for its subsidiaries identified in Section 2.1 of the Sellers Disclosure Schedule, Target does not own, and has never directly or indirectly owned, any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

               2.2 Capitalization; Title to the Shares.

                      (a) The authorized capital stock of Target consists of (i) 4,000,000 Preferred Shares of NIS 0.01 each, and (ii) 2,260,000 Ordinary Shares of NIS 0.01 each. The issued and outstanding capital stock of Target consists solely of 3,000,000 Preferred Shares and 2,015,000 Ordinary Shares. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities other than pursuant to the exercise of options outstanding under the Target Stock Option Plan, as amended (the "Target Stock Option Plan"). All outstanding Shares are duly authorized, validly issued, fully paid and non-assessable and are free and clear of any liens or encumbrances and are not subject to preemptive rights or rights of first refusal created by statute, the Memorandum and Articles of Association, Bylaws or other charter or organizational documents of Target or any agreement or instrument to which Target is a party or by which it is bound. Of the Ordinary Shares issued and outstanding, 1,000,000 shares are held by KH Trustees Ltd. (the "Existing


                                       3.

Trustee") solely for delivery to employees and consultants of Target and its subsidiaries upon exercise of options outstanding under the Target Stock Option Plan, and 656,250 shares are held by the Existing Trustee solely for delivery to Mr. Arad Naveh, the President of Target, pursuant to the terms of the Founders Employment Agreement dated November 5, 1996 between Target and Mr. Naveh (the "Executive Agreement"). The Sellers have furnished to Acquiror a true and complete copy of the Executive Agreement, as amended or modified to date. Since April 30, 1998, Target has not issued or granted additional options under the Target Stock Option Plan. Except for the rights created pursuant to this Agreement, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound obligating Target to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Target or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for this Agreement, there are no contracts, commitments or agreements relating to voting, purchase or sale of Target's capital stock (i) between or among Target and any of its securityholders, and (ii) between or among any of Target's securityholders. The terms of the Target Stock Option Plan and the applicable stock option agreements permit the assumption or substitution of options to purchase Acquiror Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, the Target securityholders or otherwise, and all outstanding options shall, to the extent necessary, be amended pursuant to the acceleration waiver required under Section 5.10 to modify the exercise schedule and vesting provisions in effect for those options so as to preclude any accelerated vesting or exercisability of those options by reason of the transactions contemplated by this Agreement. The terms of the Executive Agreement permit the assumption or substitution of rights to receive Acquiror Common Stock as provided in this Agreement, without the consent or approval of Mr. Naveh or otherwise, and all outstanding rights to acquire shares of Target capital stock thereunder shall, to the extent necessary, be amended pursuant to the acceleration waiver required under Section 5.10 to modify the exercise schedule and vesting provisions in effect for those rights so as to preclude any accelerated vesting, exercisability or entitlements related to such rights by reason of the transactions contemplated by this Agreement. True and complete copies of all agreements and instruments relating to or issued under the Target Stock Option Plan and the Executive Agreement have been provided to Acquiror and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form provided to Acquiror. All outstanding shares of capital stock and other securities of Target were issued in compliance with all applicable laws.

                      (b) The sale and delivery of the Shares as contemplated by this Agreement are not subject to any preemptive right, right of first refusal or other right or restriction. Upon delivery of the certificates representing the Shares in accordance with this Agreement, Acquiror will acquire good and marketable title to the Shares, free and clear of any lien, pledge, claim, charge, restriction or other encumbrance and with no title defects, and will be entitled to all the rights of a holder of such Shares.

               2.3 Authority.


                                       4.

                      (a) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Memorandum and Articles of Association or Bylaws or other charter or organizational documents of Target or any of its subsidiaries, each as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its subsidiaries or any of their properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Target or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Target and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

                      (b) Each of the Sellers has full power, authority and legal capacity to execute and deliver this Agreement, to perform such Seller's obligations hereunder and to consummate the transactions contemplated hereby (including, without limitation, the sale of the Shares to Acquiror). This Agreement has been duly executed and delivered by each of the Sellers and constitutes the legal, valid and binding obligation of each of the Sellers, enforceable against each of the Sellers in accordance with its terms. The execution and delivery of this Agreement by each of the Sellers does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any mortgage, indenture, trust, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any of the Sellers or any of their properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to any Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Target and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

               2.4 Financial Statements. Target has delivered to Acquiror its audited financial statements as at and for the fiscal years ended December 31, 1996 and 1997, and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) as at, and for the quarter ended March 31, 1998, and any notes thereto (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with Israel generally accepted accounting principles ("GAAP") (except that the unaudited financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements fairly present the consolidated financial condition and operating results of Target and its subsidiaries as of the dates, and for the periods, indicated therein, subject to normal and recurring year-end audit adjustments. Each of Target and its subsidiaries maintains


                                       5.

and will continue to maintain an adequate system of internal controls established and administered in accordance with GAAP.

               2.5 Absence of Certain Changes. Since December 31, 1997, (the "Target Balance Sheet Date"), each of Target and its subsidiaries has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance), other than in the ordinary course of business consistent with past practice, that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect on Target; (ii) any acquisition, sale or transfer of any material asset of Target or any of its subsidiaries, other than in the ordinary course of business consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any of its subsidiaries or any revaluation by Target or any of its subsidiaries of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target or any of its subsidiaries, or any direct or indirect redemption, purchase or other acquisition by Target or any of its subsidiaries of any of its capital stock; (v) any material contract entered into by Target or any of its subsidiaries, or any material amendment or termination of, or default under, any material contract to which Target or any of its subsidiaries is a party or by which it is bound, other than in the ordinary course of business consistent with past practice; (vi) any amendment or change to the Memorandum and Articles of Association, Bylaws or other charter or organizational documents of Target or any of its subsidiaries; (vii) any increase in or modification of the compensation or benefits payable or to become payable by Target or any of its subsidiaries to any of its directors or employees or (viii) any agreement by Target or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

               2.6 Absence of Undisclosed Liabilities. Neither Target nor any of its subsidiaries has any material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in the Financial Statements as of December 31, 1997 (the "Target Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the Target Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the Target Balance Sheet Date and consistent with past practice, and (iv) those incurred in connection with the execution of this Agreement.

               2.7 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of the Sellers, threatened against Target or any of its subsidiaries or any of their respective properties or officers or directors (in their capacities as such) or against any of the Sellers or their respective affiliates or properties. There is no judgment, decree or order against Target or any of its subsidiaries or, to the knowledge of the Sellers, any of their respective properties or directors or officers (in their capacities as such) or against any of the Sellers or their respective affiliates or properties, that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Target. The Sellers Disclosure Schedule also lists all litigation that any of Target or its subsidiaries has pending against other parties.


                                       6.

               2.8 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Target or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any current or future business practice of Target or any of its subsidiaries, any acquisition of property by Target or any of its subsidiaries or the conduct of business by Target or any of its subsidiaries as currently conducted or as proposed to be conducted by Target or any of its subsidiaries.

               2.9 Governmental Authorization. Each of Target and its subsidiaries has obtained each governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Target or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of the business of Target or any of its subsidiaries or the holding of any such interest ((i) and (ii) herein collectively called "Target Authorizations"), and all of such Target Authorizations are in full force and effect, except where the failure to obtain or have any such Target Authorizations could not reasonably be expected to have a Material Adverse Effect on Target.

               2.10 Title to Property. Each of Target and its subsidiaries has good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the Target Balance Sheet. The plants, property and equipment of Target and its subsidiaries that are used in the operations of their businesses are in good operating condition and repair, subject to normal wear and tear. All properties used in the operations of Target and its subsidiaries are reflected in the Target Balance Sheet to the extent GAAP require the same to be reflected. Schedule 2.10 identifies each parcel of real property owned or leased by Target or any of its subsidiaries.

               2.11 Intellectual Property.

                      (a) Each of Target and its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in source code and/or object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used or proposed to be used in the business of Target or any such subsidiary as currently conducted or as proposed to be conducted by Target or any such subsidiary. Without limiting the foregoing, neither Target nor any of its subsidiaries has, directly or indirectly, (i) licensed any of its Intellectual Property in source code form to any third party, (ii) entered into any agreement requiring Target or any of its subsidiaries to license or otherwise provide future versions, upgrades or enhancements of its Intellectual


                                       7.

Property in source code form, or (iii) entered into any exclusive agreements relating to its Intellectual Property with any party.

                      (b) Schedule 2.11 lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks, included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which Target or any of its subsidiaries is a party and pursuant to which any person is authorized to use any Intellectual Property, and (iii) all licenses, sublicenses and other agreements as to which Target or any of its subsidiaries is a party and pursuant to which Target or any of its subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any product of Target or any of its subsidiaries.

                      (c) There is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Target or any of its subsidiaries, or any Intellectual Property right of any third party to the extent licensed by or through Target or any of its subsidiaries by any third party, including any employee or former employee of Target or any of its subsidiaries. Neither Target nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders, contracts, consulting agreements and licenses arising in the ordinary course of business.

                      (d) Neither Target nor any of its subsidiaries is, nor will any of the same be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

                      (e) All patents, registered trademarks, service marks and copyrights held by Target and/or its subsidiaries are valid and subsisting. Neither Target nor any of its subsidiaries (i) has been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; (ii) has any knowledge that the manufacturing, marketing, licensing or sale of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party or (iii) has brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

                      (f) Each of Target and its subsidiaries has secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that Target and/or its subsidiaries do not already own by operation of law.

                      (g) Each of Target and its subsidiaries has taken all necessary and appropriate steps to protect and preserve the confidentiality of all Intellectual Property not


                                       8.

otherwise protected by patents, patent applications or copyright ("Confidential Information"). All use, disclosure or appropriation of Confidential Information owned by Target and/or its subsidiaries by or to a third party has been pursuant to the terms of a written agreement between Target and/or its subsidiaries, on the one hand, and such third party, on the other hand. All use, disclosure or appropriation of Confidential Information not owned by Target has been pursuant to the terms of a written agreement between Target and/or its subsidiaries, on the one hand, and the owner of such Confidential Information, on the other hand, or is otherwise lawful.

               2.12 Environmental Matters.

                      (a) The following terms shall be defined as follows:

                           (i) "Environmental and Safety Laws" shall mean any
laws, ordinances, codes, regulations, rules, policies and orders that are intended to ensure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

                           (ii) "Hazardous Materials" shall mean any toxic or
hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws.

                           (iii) "Property" shall mean all real property leased
or owned by Target or any of its subsidiaries, either currently or in the past.

                           (iv) "Facilities" shall mean all buildings and
improvements on the Property of Target or any of its subsidiaries.

                      (b) The Sellers represent and warrant as follows: (i) to the knowledge of the Sellers, no methylene chloride or asbestos is contained in or has been used at or released from the Facilities; (ii) all Hazardous Materials and wastes used at or released from the Facilities, or otherwise used or created by Target or any of its subsidiaries, have been disposed of in accordance with all Environmental and Safety Laws; and (iii) neither Target nor any of its subsidiaries has received any notice (oral or written) of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending or threatened relating to a violation of any Environmental and Safety Laws; (v) neither Target nor any of its subsidiaries is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), or similar statute, arising out of events resulting from the actions of Target or any such subsidiary occurring prior to the Closing Date; (vi) to the knowledge of the Sellers, there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from the Facilities or Property; (vii) there have not been in the past, to the knowledge of the Sellers, and are not now, any underground tanks or underground improvements at, on or under the Property including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells;
(viii)


                                       9.

to the knowledge of the Sellers, there are no polychlorinated biphenyls (PCBs) deposited, stored, disposed of or located on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of 50 parts per million; (ix) to the knowledge of the Sellers, there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (x) the Facilities and Target's uses and activities therein have at all times complied with all Environmental and Safety Laws; and (xi) Target has all the permits and licenses required to be issued under all applicable laws regarding Environmental and Safety Laws and are in full compliance with the terms and conditions of those permits.

               2.13 Taxes. Target and any consolidated, combined, unitary or aggregate group for Tax (as defined below) purposes of which Target is or has been a member, have timely filed all Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due. Target has provided adequate accruals in accordance with GAAP in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. There is (i) no material claim for Taxes that is a lien against the property of Target or is being asserted against Target other than liens for Taxes not yet due and payable, (ii) no audit of any Tax Return of Target being conducted by a Tax Authority, and (iii) no extension of the statute of limitations on the assessment of any Taxes granted by Target and currently in effect. Target is not a party to any tax sharing or tax allocation agreement nor does Target owe any amount under any such agreement. For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity (a "Tax Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used herein, "Tax Return" shall mean any return, statement, report or form (including, without limitation,) estimated Tax Returns and reports, withholding Tax Returns and reports and information reports and returns required to be filed with respect to Taxes. Target is in full compliance with all terms and conditions of any Tax exemptions or other Tax-sharing agreement or order of a foreign government and the consummation of the transactions contemplated hereby shall not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions or other Tax-sharing agreement or order.

               2.14 Employee Benefit Plans.

                      (a) Schedule 2.14 lists, with respect to Target and its subsidiaries, and any trade or business (whether or not incorporated) which is treated as a single employer with Target or any such subsidiary (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code,
(i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) each loan to


                                       10.

a non-officer employee in excess of $10,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Target or any such subsidiary and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Target or any such subsidiary of greater than $10,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of Target or any such subsidiary (together, the "Target Employee Plans").

                      (b) Target has furnished to Acquiror a copy of each of the Target Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Target Employee Plan which is subject to ERISA or Code Section 6039D reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years (if any). Any Target Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or will apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination (if the expiration for such requisite period is prior to the Closing Date). Target has also furnished Acquiror with the most recent Internal Revenue Service determination letter issued with respect to each such Target Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Target Employee Plan subject to Code Section 401(a). Target has also furnished Acquiror with all registration statements and prospectuses prepared in connection with each Target Employee Plan.

                      (c) Each Target Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect, and Target or any ERISA Affiliate have performed all obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Target Employee Plans. With respect to each Target Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Target has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Employee


                                       11.

Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of the Sellers is threatened, against or with respect to any such Target Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor.

                      (d) None of the Target Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person. Neither Target nor any ERISA Affiliate has engaged in or knowingly permitted to occur and, to the knowledge of the Sellers, no other party has engaged in or permitted to occur any transaction prohibited by Section 406 of ERISA or "prohibited transaction" under Section 4975 of the Code with respect to any Target Employee Plan (except for any transactions which are exempt under Section 408(a) of ERISA or Section 4975 of the Code), which could reasonably be expected to have, in the aggregate, a Material Adverse Effect. Neither Target nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Target Employee Plans. All contributions required to be made by Target or any ERISA Affiliate to any Target Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Target Employee Plan for the current plan years. With respect to each Target Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred. No Target Employee Plan is covered by, and neither Target nor any ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code. Each Target Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability to Acquiror (other than ordinary administrative expenses typically incurred in a termination event).

                      (e) With respect to each Target Employee Plan, Target has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations (including proposed regulations) thereunder except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, except to the extent that such failure to so comply would not, in the aggregate, have a Material Adverse Effect.

                      (f) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Target or any ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting (assuming the amendments set forth in Section 2.2 become effective), or increase the amount of compensation due any such employee or service provider.

                      (g) There has been no amendment to, written interpretation or announcement (whether or not written) by Target, or any other ERISA Affiliate relating to, or


                                       12.

change in participation or coverage under, any Target Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Target's financial statements.

                      (h) Target does not currently maintain, sponsor, participate in or contribute to, nor has it ever maintained,established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 4.12 of the Code.

                      (i) Neither Target nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

               2.15 Certain Agreements Affected by the Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Target or any of its subsidiaries, (ii) materially increase any benefits otherwise payable by Target or any of its subsidiaries or (iii) result in the acceleration of the time of payment or vesting of any such benefits. No payment or benefit which will or may be made by Target or any of its subsidiaries to any Employee will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

               2.16 Employee Matters. Each of Target and its subsidiaries is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. Each of Target and its subsidiaries has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Neither Target nor any of its subsidiaries is liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against Target or any of its subsidiaries under any workers compensation plan or policy or for long term disability. There are no controversies pending or, to the knowledge of the Sellers, threatened between Target or any of its subsidiaries, on the one hand, and any of their respective employees, on the other hand, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic. Neither Target nor any of its subsidiaries is a party to any collective bargaining agreement or other labor unions contract nor does Target know of any activities or proceedings of any labor union or organize any such employees. To the knowledge of the Sellers, no employees of Target or any of its subsidiaries are in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Target or any of its subsidiaries because of the nature


                                       13.

of the business conducted or presently proposed to be conducted by Target or any of its subsidiaries or to the use of trade secrets or proprietary information of others. No employees of Target or any of its subsidiaries have given notice to Target or any of its subsidiaries, nor is Target otherwise aware, that any such employee intends to terminate his or her employment with Target or any of its subsidiaries.

               2.17 Interested Party Transactions. Neither Target nor any of its subsidiaries is indebted to any director, officer, employee or agent of Target or any such subsidiary (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Target or any such subsidiary.

               2.18 Insurance. Target and its subsidiaries have the policies of insurance and bonds listed on Schedule 2.18. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and each of Target and its subsidiaries is otherwise in compliance with the terms of such policies and bonds. The Sellers have no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

               2.19 Compliance With Laws. Each of Target and its subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to, any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on Target.

               2.20 Minute Books. The minute books of Target and its subsidiaries made available to Acquiror contain a complete and accurate summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of Target or such subsidiary, as the case may be, through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

               2.21 Inventory. The inventories shown on the Financial Statements or thereafter acquired by Target or any of its subsidiaries, consisted of items of a quantity and quality usable or salable in the ordinary course of business. Since the Balance Sheet Date, each of Target and its subsidiaries has continued to replenish inventories in a normal and customary manner consistent with past practices. Neither Target nor any of its subsidiaries has received written or oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values at which inventories are carried reflect the inventory valuation policy of Target, which is consistent with its past practice and in accordance with GAAP applied on a consistent basis. Since the Balance Sheet Date, due provision was made on the books of Target and its subsidiaries in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage. As of March 31, 1998, the inventory


                                       14.

of Target in the distribution channel does not exceed the amount set forth on
Schedule 2.21. Target has no commitments to purchase inventory in an amount that exceeds the amount set forth on Schedule 2.21.

               2.22 Accounts Receivable. Subject to any reserves set forth in the Financial Statements, the accounts receivable shown on the Financial Statements represent and will represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. The amount carried for doubtful accounts and allowances disclosed in the Financial Statements is sufficient to provide for any losses which may be sustained on realization of the receivables.

               2.23 Customers and Suppliers. No customer which individually accounted for more than 1% of Target's consolidated gross revenues during the 12-month period preceding the date hereof, and no supplier of Target or any of its subsidiaries, has canceled or otherwise terminated, or made any written threat to Target or any such subsidiary to cancel or otherwise terminate its relationship with Target or any such subsidiary, or has decreased materially its services or supplies to Target or any such subsidiary in the case of any such supplier, or its usage of the services or products of Target or any such subsidiary in the case of such customer, and to the knowledge of the Sellers, no such supplier or customer intends to cancel or otherwise terminate its relationship with Target or any such subsidiary or to decrease materially its services or supplies to Target or any such subsidiary or its usage of the services or products of Target or any such subsidiary, as the case may be. Neither Target nor any of its subsidiaries has knowingly breached, so as to provide a benefit to Target or any such subsidiary that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Target or any such subsidiary.

               2.24 Material Contracts. Except for the material contracts described in Schedule 2.24 (collectively, the "Material Contracts"), neither Target nor any of its subsidiaries is a party to or bound by any material contract, including without limitation:

                      (a) any distributor, sales, advertising, agency or manufacturer's representative contract;

                      (b) any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contact more than $20,000 over the life of the contract;

                      (c) any contract that expires or may be renewed at the option of any person other than Target so as to expire more than one year after the date of this Agreement;

                      (d) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with generally accepted accounting principles;


                                       15.

                      (e) any contract for capital expenditures in excess of $20,000 in the aggregate;

                      (f) any contract limiting the freedom of Target or any of its subsidiaries to engage in any line of business or to compete with any other person or entity, or any confidentiality, secrecy or non-disclosure contract outside the ordinary course of business consistent with past practice;

                      (g) any contract pursuant to which Target or any of its subsidiaries is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

                      (h) any contract with any person with whom Target or any of its subsidiaries does not deal at arm's length;

                      (i) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

                      (j) any agreement presently in effect relating to the sale of any securities, assets or business, by merger or otherwise; or

                      (k) any agreement to do any of the foregoing.

               2.25 No Breach of Material Contracts. Each of Target and its subsidiaries has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default in respect of any Material Contract. Each of the Material Contracts is in full force and effect, unamended, and there exists no material default or event of default or event, occurrence, condition or act, with respect to Target or any of its subsidiaries or, to the knowledge of the Sellers, with respect to any other party thereto, which, with the giving of notice, the lapse of the time or the happening of any other event or condition, would become a material default or event of default under any Material Contract. True, correct and complete copies of all Material Contracts have been delivered to Acquiror.

               2.26 Export Control Laws. Target has conducted its export transactions in accordance with applicable provisions of all export control laws and regulations, including but not limited to the U.S. Export Administration Act and Export Administration Regulations, except to the extent that any violations or noncompliance with any such laws and regulations would not or would not be deemed to have a Material Adverse Effect on Target. Without limiting the foregoing, Target represents and warrants that:

                      (a) Each of Target and its subsidiaries has obtained all export licenses and other approvals required for its exports of products, software and technologies from Israel or the United States;


                                       16.

                      (b) Each of Target and its subsidiaries is in compliance with the terms of all applicable export licenses or other approvals;

                      (c) There are no pending or threatened claims against Target with respect to such export licenses or other approvals;

                      (d) There are no actions, conditions or circumstances pertaining to export transactions involving Target or any of its subsidiaries that may give rise to any future claims; and

                      (e) No consents or approvals for the transfer of export licenses to Acquiror or the Surviving Corporation are required, or such consents and approvals can be obtained expeditiously without material cost.

               The Sellers and, prior to the Closing Date, Target shall indemnify, defend and hold harmless Acquiror against any and all liability in connection with alleged non-compliance with United States export control laws and regulations by Target or any of its subsidiaries prior to the Closing Date.

               2.27 Board Approval. The Board of Directors of Target has unanimously (i) approved this Agreement and the transactions contemplated hereby, (ii) determined that the transactions contemplated hereby are in the best interests of the shareholders of Target and are on terms that are fair to such holders and (iii) recommended that the shareholders of Target enter into this Agreement and sell their shares of Target capital stock to Acquiror upon the terms hereof.

               2.28 Complete Copies of Materials. Target has delivered or made available true and complete copies of each document which has been requested by Acquiror or its counsel in connection with their legal and accounting review of Target and its subsidiaries.

               2.29 Brokers' and Finders' Fees. None of Target or any of the Sellers has incurred, nor will any of them incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

               2.30 Representations Complete. None of the representations or warranties made by the Sellers or Target herein or in any Schedule hereto, including the Sellers Disclosure Schedule, or certificate furnished by any of the Sellers or Target pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing Date any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.


                                       17.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

               Except as disclosed in that section of the document of even date herewith and delivered by Acquiror to the Sellers' Agent, on behalf of the Sellers, prior to the execution and delivery of this Agreement (the "Acquiror Disclosure Schedule") corresponding to the Section of this Agreement to which any of the following representations or warranties pertains, Acquiror represents and warrants to the Sellers as follows:

               3.1 Organization, Standing and Power. Each of Acquiror and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Acquiror and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Acquiror. Neither Acquiror nor any of its subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents.

               3.2 Authority. Acquiror has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror. This Agreement has been duly executed and delivered by Acquiror and constitutes the legal, valid and binding obligations of Acquiror. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Articles of Incorporation or Bylaws of Acquiror, each as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror in connection with the execution and delivery of this Agreement by Acquiror or the consummation by Acquiror of the transactions contemplated hereby, except for (i) the filing, if any, of a current report on Form 8-K with the U.S. Securities and Exchange Commission (the "SEC") and National Association of Securities Dealers ("NASD") after the Closing Date, (ii) any filings as may be required under applicable state securities laws, (iii) the filing of a registration statement on Form S-8 with the SEC, or other applicable form covering the shares of Acquiror Common Stock issuable pursuant to outstanding options and rights under the Target Stock Option Plan and the Executive Agreement assumed by Acquiror, (iv) the filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon exercise of the options and rights under the Target Stock Option Plan and the Executive Agreement assumed by Acquiror, and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained


                                       18.

or made, would not have a Material Adverse Effect on Acquiror and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

               3.3 SEC Documents; Financial Statements. Acquiror has made available to the Sellers Agent, on behalf of the Sellers, each statement, report, registration statement, definitive proxy statement, and other filing filed with the SEC by Acquiror since July 31, 1996 (collectively, the "Acquiror SEC Documents"). In addition, Acquiror has made available to the Sellers' Agent, on behalf of the Sellers, all exhibits to the Acquiror SEC Documents filed prior to the date hereof, and will promptly make available to the Sellers' Agent, on behalf of the Sellers, all exhibits to any additional Acquiror SEC Documents filed prior to the Closing Date. As of their respective filing dates, the Acquiror SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act of 1933, as amended (the "Securities Act"), and none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Acquiror SEC Document. The financial statements of Acquiror, including the notes thereto, included in the Acquiror SEC Documents (the "Acquiror Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with United States generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Qs, as permitted by Form 10-Q of the SEC). The Acquiror Financial Statements fairly present the consolidated financial condition and operating results of Acquiror and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

               3.4 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Acquiror, threatened against Acquiror or its properties or any of its officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to materially alter or delay any of the transactions contemplated by this Agreement. There is no judgment, decree or order against Acquiror or, to the knowledge of Acquiror, any of its respective directors or officers (in their capacities as such) that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement.

               3.5 Broker's and Finders' Fees. Acquiror has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

               3.6 Representations Complete. None of the representations or warranties made by Acquiror herein or in any Schedule hereto, including the Acquiror Disclosure Schedule, or certificate furnished by Acquiror pursuant to this Agreement, when all such documents are read


                                       19.

together in their entirety, contains or will contain at the Closing Date any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE IV

                        CONDUCT PRIOR TO THE CLOSING DATE

               4.1 Conduct of Business of Target. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except to the extent expressly contemplated by this Agreement or as consented to in writing by Acquiror, the Sellers shall cause Target to carry on its and its subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. The Sellers shall cause Target to pay debts and Taxes when due subject (i) to good faith disputes over such debts or Taxes and (ii) to Acquiror's consent to the filing of material Tax Returns if applicable, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing Date. The Sellers shall cause Target to promptly notify Acquiror of any event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event which could have a Material Adverse Effect.

               4.2 Conduct of Business of Target. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except as set forth in the Sellers Disclosure Schedule and as expressly contemplated by this Agreement, the Sellers shall not permit Target or any of its subsidiaries to do, cause or permit, any of the following without the prior written consent of Acquiror:

                      (a) Charter Documents. Cause or permit any amendments to its Memorandum and Articles of Association or Bylaws or other charter or organizational documents, or form any subsidiaries;

                      (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

                      (c) Stock Option Plans, Etc. Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans (except for the


                                       20.

acceleration waiver required pursuant to Section 5.10) or authorize cash payments in exchange for any options or other rights granted under any of such plans;

                      (d) Material Contracts. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts, other than in the ordinary course of business consistent with past practice;

                      (e) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of its Ordinary Shares pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement;

                      (f) Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice;

                      (g) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

                      (h) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, taken as a whole except for sales of products in the ordinary course;

                      (i) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

                      (j) Leases. Enter into any operating lease in excess of $10,000;

                      (k) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $10,000 in any one case or $25,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements;

                      (l) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

                      (m) Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;


                                       21.

                      (n) Termination or Waiver. Terminate or waive any right of substantial value, other than in the ordinary course of business;

                      (o) Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any employee benefit or stock purchase or option plan, or hire any new director level or officer level employee, pay any special bonus or special remuneration to any employee or director or increase the salaries or wage rates of its employees;

                      (p) Severance Arrangements. Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof;

                      (q) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Acquiror prior to the filing of such a suit, or (iii) for a breach of this Agreement;

                      (r) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business;

                      (s) Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                      (t) Notices. Give all notices and other information required to be given to the employees of Target, any collective bargaining unit representing any group of employees of Target, and any applicable government authority under Israel law, the WARN Act, the National Labor Relations Act, the Code, the Consolidated Omnibus Budget Reconciliation Act, and other law in connection with the transactions provided for in this Agreement, to the extent any such law is applicable;

                      (u) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

                      (v) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (u) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its covenants hereunder or which could reasonably be expected to have a Material Adverse Effect on Target.


                                       22.

               4.3 No Solicitation. The Sellers will not (and will cause Target and its subsidiaries and the officers, directors, employees or other agents and representatives of Target and its subsidiaries not to), directly or indirectly,
(i) take any action to solicit, initiate or encourage any Takeover Proposal (as defined below) or (ii) engage in negotiations with, or disclose any nonpublic information relating to Target or any of its subsidiaries to, or afford access to the properties, books or records of Target or any of its subsidiaries to, any person that has advised Target or any of its subsidiaries that it may be considering making, or that has made, a Takeover Proposal. The Sellers shall not permit Target or any of its subsidiaries or any officers, directors, employees or other agents or representatives of any of the same to agree to or endorse any Takeover Proposal. The Sellers will, and will cause Target to, promptly notify Acquiror after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for nonpublic information relating to Target or any of its subsidiaries or for access to the properties, books or records of Target or any of its subsidiaries by any person that has advised Target or any of its subsidiaries that it may be considering making, or that has made, a Takeover Proposal and will keep Acquiror fully informed of the status and details of any such Takeover Proposal notice, request or any correspondence or communications related thereto and shall provide Acquiror with a true and complete copy of such Takeover Proposal notice or request or correspondence or communications related thereto, if it is in writing, or a written summary thereof, if it is not in writing. For purposes of this Agreement, "Takeover Proposal" means any offer or proposal for, or any indication of interest in, a merger, consolidation or other business combination involving Target or any of its subsidiaries or the acquisition of beneficial ownership of 35% or more of the aggregate outstanding capital stock or voting power of securityholders of Target or any of its subsidiaries, or any material portion of the assets or properties of Target and its subsidiaries, other than the sale of Shares to Acquiror contemplated by this Agreement.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

               5.1 Access to Information.

                      (a) The Sellers shall cause Target to afford Acquiror and its officers, directors, employees, accountants, counsel and other agents and representatives, reasonable access during normal business hours during the period prior to the Closing Date to (i) all of Target's properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Target as Acquiror may reasonably request. The Sellers shall cause Target to provide to Acquiror and its officers, directors, employees, accountants, counsel and other agents and representatives copies of internal financial statements promptly upon request.

                      (b) Subject to compliance with applicable law, from the date hereof until the Closing Date, the Sellers shall cause Target to confer on a regular and frequent basis with one or more representatives of Acquiror to report operational matters of materiality and the general status of ongoing operations.


                                       23.

                      (c) No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Closing.

               5.2 Confidentiality. The parties acknowledge that Acquiror and Target have previously executed a non-disclosure agreement dated April 14, 1998 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms. Each of the Sellers agrees to be bound by the Confidentiality Agreement, with the same duties and obligations as Target thereunder.

               5.3 Public Disclosure. Unless otherwise permitted by this Agreement, Acquiror and the Sellers' Agent, on behalf of the Sellers, shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non- confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD.

               5.4 Consents; Cooperation.

                      (a) Acquiror shall, and the Sellers shall cause Target to, promptly apply for or otherwise seek, and use its best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the transactions contemplated hereby (including, without limitation, the consents and approvals referred to in Section 6.1(d)), and shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the transactions contemplated hereby for the assignment thereof or otherwise. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with the foregoing.

                      (b) Acquiror shall, and the Sellers shall cause Target to, use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement. In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any applicable law or agreement, Acquiror shall (and the Sellers shall cause Target and each of its subsidiaries to) cooperate and use all commercially reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Closing or any such other transactions, unless by mutual agreement Acquiror and a majority in interest of the Sellers decide that litigation is not in their respective best interests. Acquiror shall, and the Sellers shall cause Target to, use all commercially reasonable efforts to take such action as may be required to cause the expiration of all applicable


                                       24.

waiting or notice periods under any and all applicable laws with respect to such transactions as promptly as possible after the execution of this Agreement.

                      (c) Notwithstanding anything to the contrary in Section 5.4(a) or (b), neither Acquiror nor any of it subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Acquiror after the Closing Date.

               5.5 Best Efforts and Further Assurances. Each of the parties to this Agreement shall use such party's reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

               5.6 Legal Requirements. Each of the parties hereto will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

               5.7 Employee Benefit Plans.

                      (a) Waiver. Prior to the Closing Date, the Sellers shall cause Target to obtain from each individual named in Schedule 5.7 a written waiver, in substantially the form of Exhibit B hereto (the "Waiver").

                      (b) New Trustee; Conversion of Trustee Shares. Immediately prior to the Effective Time, the Existing Trustee shall resign as trustee for
(i) the outstanding Ordinary Shares issued under the Target Stock Option Plan and held by the Existing Trustee for the benefit of those employees and consultants of Target and its subsidiaries, in the respective amounts, indicated on attached Schedule 5.7 (the "Option Plan Shares") and (ii) the outstanding Ordinary Shares issued pursuant to the Executive Agreement and held by the Existing Trustee for the benefit of Mr. Arad Naveh in the amount indicated on attached Schedule 5.7 (the "Executive Shares" and, together with the Option Plan Shares, the "Trustee Shares"). As of the Closing, the Existing Trustee shall assign all of its rights, title, interest and obligations with respect to the Trustee Shares to a new trustee designated by Acquiror and reasonably acceptable to the Sellers' Agent (the "New Trustee") prior to the Closing and shall at that time deliver all of the Trustee Shares to the New Trustee, pursuant to instruments in form and substance satisfactory to


                                       25.

Acquiror. At the Closing, each Trustee Share issued and outstanding immediately prior to the Closing shall be exchanged for such number of shares of Acquiror Common Stock as shall be determined in accordance with Exhibit F hereto (the "Exchange Ratio"). The shares of Acquiror Common Stock delivered in exchange for the Trustee Shares shall thereafter be held by the New Trustee for the benefit of the individuals named as participants in the Target Stock Option Plan and the Executive Agreement in attached Schedule 5.7, in the same proportion as the Trustee Shares were held by such individuals prior to the Closing, until such time as those shares have vested in accordance with the original vesting schedules (as modified by the Waiver) applicable to the shares.

                      (c) Assumption of Options. At the Closing, each outstanding option award to purchase Ordinary Shares under the Target Stock Option Plan (the "Target Options"), whether vested or unvested (as modified by the Waiver), shall be assumed by Acquiror. The Sellers represent and warrant to Acquiror that Schedule 5.7 hereto sets forth a true and complete list as of the date hereof of all holders of outstanding Target Option, including the number of Ordinary Shares subject to each such option, the exercise or vesting schedule (as modified by the Waiver to be executed prior to the Closing Date), the exercise price per share and the term of each such Target Option. On the Closing Date, the Sellers shall cause Target to deliver to Acquiror an updated Schedule
5.7 hereto current as of such date. Each such Target Option so assumed by Acquiror under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Option Plan and the applicable stock option agreement (as modified by the Waiver) immediately prior to the Closing, except that (i) such Target Option shall be exercisable for that number of whole shares of Acquiror Common Stock equal to the product of the number of Ordinary Shares that were issuable upon exercise of such option immediately prior to the Closing Date multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Acquiror Common Stock, and (ii) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such assumed Target Option shall be equal to the quotient determined by dividing the exercise price per Ordinary Share at which such option was exercisable immediately prior to the Closing by the Exchange Ratio, rounded up to the nearest whole cent. Consistent with the terms of the Target Stock Option Plan and the documents governing the outstanding Target Options (including the Waiver), the transactions contemplated hereby shall not terminate any of the outstanding Target Options or accelerate the exercisability or vesting of such options or the Ordinary Shares which will be subject to those options upon the Acquiror's assumption of the options at the Closing. After the Closing, each assumed Target Option shall continue to be subject to Section 102 (and the regulations thereunder) of the Israeli Income Tax Ordinance ("Section 102") only to the extent the option was so subject prior to the Closing and the continuing applicability of Section 102 to such options is approved by the Israeli Tax Authorities pursuant to Section 6.3(j) hereof. Within 20 business days after the Closing Date, Acquiror shall issue to each person who, immediately prior to the Closing Date, was a holder of an outstanding Target Option a document in appropriate form evidencing the foregoing assumption of such option by Acquiror.

                      (d) Assignment of Repurchase Options. Any outstanding rights of Target which it may hold immediately prior to the Closing Date to repurchase its unvested Ordinary Shares (the "Repurchase Options") shall be assigned to Acquiror at the Closing and shall thereafter be exercisable by Acquiror upon the same terms and conditions in effect immediately


                                       26.

prior to the Closing, except that the Ordinary Shares purchasable pursuant to the Repurchase Options and the purchase price per shall be adjusted to reflect the Exchange Ratio.

               5.8 Form S-8. Acquiror agrees to file, no later than 10 business days after the Closing Date, a registration statement on Form S-8 covering the shares of Acquiror Common Stock issuable pursuant to outstanding options and rights under the Target Stock Option Plan and the Executive Agreement assumed by Acquiror hereunder. The Sellers shall, and shall cause Target to, cooperate with and assist Acquiror in the preparation of such registration statement.

               5.9 Listing of Additional Shares. Prior to the Closing, Acquiror shall file with the Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon exercise of the options and rights under the Target Stock Option Plan and Executive Agreement assumed by Acquiror hereunder.

               5.10 Employees. The Sellers acknowledge receipt of a letter of even date herewith from Acquiror, setting forth a list of employees of Target to whom Acquiror will make an offer of employment pursuant to an Employment and Non-Competition Agreement, substantially in the form of Exhibit C-1 et seq. hereto (the "Employee Letter"). Acquiror will negotiate in good faith to enter into an agreement with the employees listed in the Employee Letter. The Sellers shall cause Target to cooperate with Acquiror to assist Acquiror in entering into an agreement with such employees. Acquiror shall have no obligation to make an offer of employment to any employee of Target except those listed in the Employee Letter.

               5.11 Escrow Agreement. At or before the Closing Date, the parties will cause the Escrow Agent to, and the Sellers' Agent will, execute the Escrow Agreement contemplated by Article VIII in substantially the form attached hereto as Exhibit A (the "Escrow Agreement").

               5.12 Code Section 338 Election. Acquiror shall be entitled, in its discretion, to elect under Section 338 of the Internal Revenue Code of 1986, as amended, to treat the transactions contemplated hereby as an asset purchase for United States federal income tax purposes.

                                   ARTICLE VI

                            CONDITIONS TO THE CLOSING

               6.1 Conditions to Obligations of Each Party to Effect the Closing. The respective obligations of each party to this Agreement to consummate and effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto (to the extent permitted by law):

                      (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the sale of the Shares hereunder shall be in effect, nor shall any proceeding brought by an


                                       27.

administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the sale of the Shares hereunder, which makes the consummation of the sale of the Shares hereunder illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable efforts to have such injunction or other order lifted.

                      (b) Governmental Approval. Acquiror, Target, their respective subsidiaries and the Sellers shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the transactions contemplated hereby, including such approvals, waivers and consents as may be required under Israel law.

                      (c) Escrow Agreement. Acquiror, Target, Escrow Agent and the Shareholder's Agent shall have entered into the Escrow Agreement.

                      (d) Tax Ruling. The Israeli Tax Authorities shall have (i) consented to or approved the appointment of the New Trustee as trustee under
Section 102 for the Ordinary Shares of Acquiror to be issued to certain employees of Target (or any successor in interest thereto) pursuant to the assumed Target Options, (ii) confirmed that the assumption by Acquiror of the Target Options will not result in a taxable event with respect to any such Target Option which was subject to Section 102 immediately prior to the Closing and (iii) consented to or approved of the continued applicability of Section 102 following the Closing to each such Target Option to which that Section applied immediately prior to the Closing. Acquiror and the Sellers' Agent shall have been furnished with evidence reasonably satisfactory to them of the foregoing.

               6.2 Additional Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate and effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by a majority in interest of the Sellers:

                      (a) Representations, Warranties and Covenants. Except as disclosed in the Acquiror Disclosure Schedule, (i) the representations and warranties of Acquiror in this Agreement shall be true and correct in all material respects (except that these representations and warranties that are qualified by their terms as to materiality shall be true and correct in all respects) as of the Closing as though such representations and warranties were made as of such time and (ii) Acquiror shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

                      (b) Certificate of Acquiror. The Sellers shall have been provided with a certificate executed on behalf of Acquiror by an executive officer to the effect that, as of the Closing:

                           (i) except as disclosed in the Acquiror Disclosure
Schedule, all representations and warranties made by Acquiror under this Agreement are true and complete in


                                       28.

all material respects (except that these representations and warranties that are qualified by their terms as to materiality shall be true and correct in all respects) as of the Closing as though such representations and warranties were made as of such time; and

                           (ii) all covenants, obligations and conditions of
this Agreement required to be performed or complied with by Acquiror at or before the Closing have been so performed or complied with in all material respects.

                      (c) Legal Opinion. The Sellers' Agent, on behalf of the Sellers, shall have received a legal opinion from Acquiror's legal counsel substantially in the form of Exhibit D hereto.

                      (d) Employment and Non-Competition Agreements. Acquiror and shall have entered into an Employment and Non-Competition Agreement substantially in the form attached hereto as Exhibit C-1 et. seq. with each employee of Target listed in the Employee Letter who has executed such agreement.

               6.3 Additional Conditions to the Obligations of Acquiror. The obligations of Acquiror to consummate and effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by
Acquiror:

                      (a) Representations, Warranties and Covenants. Except as disclosed in the Sellers Disclosure Schedule dated the date of this Agreement
(i) the representations and warranties of the Sellers in this Agreement shall be true and correct in all material respects (except that those representations and warranties that are qualified by their terms as to materiality shall be true and correct in all respects) as of the Closing as though such representations and warranties were made as of such time and (ii) the Sellers shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by any of them at or prior to the Closing.

                      (b) Certificate of Target. Acquiror shall have been provided with a certificate executed on behalf of Target by its President and Chief Financial Officer and executed by each of the Specified Sellers and by the Sellers' Agent, in the name and on behalf of the other Sellers, to the effect that, as of the Closing Date:

                           (i) except as set forth in the Sellers Disclosure
Schedule, all representations and warranties made by the Sellers under this Agreement are true and complete in all material respects (except that those representations and warranties that are qualified by their terms as to materiality shall be true and correct in all respects) as of the Closing as though such representations and warranties were made as of such time; and

                           (ii) all covenants, obligations and conditions of
this Agreement required to be performed or complied with by the Sellers at or before the Closing have been so performed or complied with in all material respects.


                                       29.

                      (c) Third Party Consents. Acquiror shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the transactions contemplated hereby.

                      (d) Injunctions or Restraints on Closing and Conduct of Business. No proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking to limit or restrict the conduct or operation of the business of Target or any of its subsidiaries by Acquiror shall be pending. In addition, no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquiror's conduct or operation of the business of Target following the Closing shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

                      (e) Legal Opinion. Acquiror shall have received a legal opinion from legal counsel to the Sellers and Target, in substantially the form of Exhibit E.

                      (f) No Material Adverse Changes. There shall not have occurred any material adverse change in the condition, (financial or otherwise) properties, assets (including intangible assets), liabilities, business, operations, or results of operations of Target and its subsidiaries, taken as a whole.

                      (g) Resignation of Directors and Officers. The directors and officers of Target in office immediately prior to the Closing shall have resigned as directors and/or officers, as applicable, of Target effective as of the Closing Date, and Acquiror shall have received letters of resignation (including waivers of claims against Target) from such persons in form and substance satisfactory to Acquiror.

                      (h) Employment and Non-Competition Agreements; Waivers. The employees of Target listed in the Employee Letter shall have accepted employment with Acquiror and shall have entered into an Employment and Non-Competition Agreement substantially in the form attached hereto as Exhibit C-1 et. seq. Each individual named in the Employee Letter shall have executed the Waiver required under Section 5.7 with respect to such individual's outstanding options under the Target Stock Option Plan.

                      (i) Resignation of Existing Trustee. The Existing Trustee shall have resigned at or prior to the Closing and, concurrently therewith, shall have assigned all of its rights, title, interest and obligations with respect to the Trustee Shares to the New Trustee as provided in Section 5.7 hereof.

                      (j) Certificates. Acquiror shall have been provided with such certificates and other closing documents as Acquiror may reasonably request and are customary for transactions of the type contemplated hereby.

                      (k) Transfer Taxes. Each of the Sellers shall have paid, or caused to be paid, all stock transfer and other Taxes required to be paid in connection with the sale and


                                       30.

delivery to Acquiror of the Shares owned by each of the Sellers, and shall have caused all appropriate and required stock transfer Tax stamps to be affixed to the certificate or certificates representing the Shares so sold and delivered.

                      (l) Submission of Expenses. Acquiror shall have received a statement of fees, costs and expenses (including, without limitation, fees and expenses of legal counsel and financial advisors and accountants, if any) incurred by Target in connection with the transactions contemplated hereby, which statement shall be certified by the Sellers' Agent as being true and complete.

               (m) Complete Acquisition. All holders of securities of Target shall have entered into this Agreement or otherwise agreed in writing to sell (or else has been required to sell under the charter documents of Target or applicable law) all such securities held by such holders to Acquiror upon the terms and conditions of this Agreement.

               (n) Waiver or Release. Any and all litigation, disputes or demands by or between Target, on the one hand, and any of its shareholders or existing or former shareholders, on the other hand, shall have been discharged in full, and Target shall have been irrevocably and unconditionally released from all liability related thereto, in each case to the reasonable satisfaction of Acquiror.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

               7.1 Termination. At any time prior to the Closing, this Agreement may be terminated:

                      (a) by mutual consent duly authorized by the Board of Directors of Acquiror and by a majority in interest of the Sellers;

                      (b) by either Acquiror or a majority in interest of the Sellers, if the Closing shall not have occurred on or before July 31, 1998 (provided, a later date may be agreed upon in writing by the parties hereto, and provided further that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

                      (c) by Acquiror, if (i) any Seller shall breach any representation, warranty, obligation or agreement hereunder in any material respect and such breach shall not have been cured within five (5) business days of receipt by Target of written notice of such breach (provided that the right to terminate this Agreement by Acquiror under this Section 7.1(c)(i) shall not be available to Acquiror if Acquiror is at that time in material breach of this Agreement), or (ii) the Board of Directors of Target shall have withdrawn or modified its recommendation of this Agreement or the transactions contemplated hereby in a manner adverse to Acquiror or shall have resolved to do any of the foregoing;


                                       31.

                      (d) by a majority in interest of the Sellers, if Acquiror shall breach any representation, warranty, obligation or agreement hereunder in any material respect and such breach shall not have been cured within five (5) days following receipt by Acquiror of written notice of such breach, provided that the right to terminate this Agreement by Sellers under this Section 7.1(d) shall not be available if any of the Sellers is at that time in material breach of this Agreement;

                      (e) by Acquiror, if a Trigger Event (as defined below) or Takeover Proposal shall have occurred and, in the case of a Takeover Proposal, neither Target nor its Board of Directors shall have rejected such Takeover Proposal (or, unless the Takeover Proposal is so rejected, the Takeover Proposal shall not have been withdrawn) within forty-eight (48) hours after arising;

                      (f) by either Acquiror or a majority in interest of the Sellers, if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Closing shall have become final and nonappealable.

               7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror or the Sellers or the Sellers' Agent or their respective officers, directors, shareholders or affiliates, or on the part of the Sellers, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Section 5.2 (Confidentiality), Section 7.3 (Expenses and Termination Fees) and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement.

               7.3 Expenses and Termination Fees.

                      (a) Subject to Sections 7.3(b), 7.3(c) and 7.3(d), whether or not the Closing is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense; provided, however, that any out-of-pocket expenses incurred by Target in excess of $150,000 for fees and expenses related to the transactions contemplated hereby, including, without limitation, fees and expenses of legal counsel and financial advisors and accountants, if any, shall be borne by the Sellers. If Acquiror or Target receives any invoices for amounts in excess of said amounts, it may, with Acquiror's written approval, pay such fees; provided, however, that such payment shall, if not promptly reimbursed by the Sellers at Acquiror's request, constitute "Damages" recoverable under the Escrow Agreement and such Damages shall not be subject to the Escrow Basket (as defined below).

                      (b) In the event that Acquiror shall terminate this Agreement other than pursuant to Section 7.1(a), 7.1(b), 7.1(d) or 7.1(f), then the Specified Sellers (as defined below) shall reimburse Acquiror for all of the out-of-pocket costs and expenses incurred by Acquiror in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel), and, in addition


                                       32.

to any other remedies Acquiror may have, the Sellers shall promptly pay to Acquiror the sum of $3,750,000. The "Specified Sellers" shall mean, collectively, Mr. Arad Naveh, Manakin Investments B.V. and Euro American II LLP. Except as provided in Section 7.3(c), the fee provided for in this paragraph shall be the sole remedy for Acquiror with respect to any such termination of the Agreement, except that Acquiror shall retain all available rights and remedies (whether under this Agreement or otherwise) in the event of any fraud or willful misconduct.

                      (c) In the event that (i) Acquiror shall terminate this Agreement other than pursuant to Section 7.1(a), 7.1(b), 7.1(d) or 7.1(f), and
(ii) Target shall enter into an agreement relating to a Takeover Proposal or shall consummate a Takeover Proposal, or a Trigger Event shall occur, within twelve months of the later of (x) such termination of this Agreement or (y) the payment in full of the fees and expenses provided in Section 7.1(b), the Specified Sellers shall promptly pay to Acquiror the additional sum of $3,750,000 (provided that, in the case of an agreement relating to a Takeover Proposal or a tender or exchange offer constituting a Trigger Event, any such payment shall be made, if at all, only upon consummation of the relevant Takeover Proposal or the tender or exchange offer, as the case may be).

                      (d) In the event that any of the Sellers shall terminate this Agreement pursuant to Section 7.1(d), Acquiror shall promptly reimburse the Sellers for the fees and expenses of its regular Israel legal counsel, one special Israel legal counsel, one United States legal counsel and all other out-of-pocket costs and expenses incurred by the Sellers, collectively and not individually, directly in connection with this Agreement and the transactions contemplated hereby.

                      (e) As used herein, a "Trigger Event" shall occur if any person or entity acquires beneficial ownership of securities representing 35% or more, or commences a tender or exchange offer following the successful consummation of which the offeror and its affiliate would beneficially own securities representing 35% or more, of the aggregate outstanding capital stock or voting power of Target.

                                  ARTICLE VIII

                           ESCROW AND INDEMNIFICATION

               8.1 Escrow Fund. As soon as practicable after the Closing Date, the aggregate Escrow Amount for all of the Shares sold hereunder shall be deposited with State Street Bank and Trust Company of California, N.A. (or another institution selected by Acquiror as escrow agent (the "Escrow Agent"), such deposit (together with interest and other income and proceeds thereon) to constitute the "Escrow Fund" and to be governed by the terms set forth herein and in the Escrow Agreement. The Escrow Fund shall be available to compensate Acquiror pursuant to the indemnification obligations of the Sellers.

               8.2 Indemnification. Subject to the limitations set forth in this
Article VIII, the Sellers will indemnify and hold harmless Acquiror and its officers, directors, agents and employees, and each person, if any, who controls or may control Acquiror within the meaning of the Securities Act (hereinafter referred to individually as an "Indemnified Person" and


                                       33.

collectively as "Indemnified Persons") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, reasonable legal fees (collectively, "Damages") resulting from any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Target or any Seller in this Agreement, the Sellers Disclosure Schedules or any exhibit or schedule to this Agreement.

               8.3 Damage Limits. Notwithstanding the foregoing, (i) Acquiror may not receive any amounts from the Escrow Fund unless and until an Officer's Certificate or Certificates (as defined in Section 8.5 below) identifying Damages the aggregate amount of which exceeds $150,000 has been delivered to the Escrow Agent as provided in Section 8.5 below and such amount is determined pursuant to this Article VIII to be payable, in which case Acquiror shall receive payment from the Escrow Fund for the full amount of Damages, and (ii) the total liability of the Sellers for Damages under or in connection with this Agreement shall in no event exceed the aggregate amount of the Escrow Fund contemplated hereunder, which shall be the sole and exclusive source for satisfaction of the Sellers' obligations contained in Section 8.2 or for Damages resulting from any misrepresentation or breach of or default in connection with any representations, warranties, covenants and agreements given or made by the Sellers in this Agreement, the Sellers Disclosure Schedule, or any exhibit or schedule hereto (provided that nothing in this Section 8.3 shall limit or otherwise affect the provisions of Section 7.3, it being understood that the Sellers or the Specified Sellers, as the case may be, shall bear the full amount of all fees, costs and expenses as provided in Section 7.3 irrespective of the provisions of this Section 8.3). In determining the amount of any Damage attributable to a breach, any materiality standard contained in a representation, warranty or covenant of Acquiror shall be disregarded.

               8.4 Escrow Period. The Escrow Period shall terminate at the expiration of twelve (12) months after the Closing Date; provided, however, that a portion of the Escrow Fund which, in the reasonable judgment of Acquiror, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved.

               8.5 Claims upon Escrow Fund. Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any officer of Acquiror (an "Officer's Certificate"):

                    (a) stating that, Damages exist in an aggregate amount
                greater than $150,000, and

                    (b) specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, the nature of the misrepresentation, breach of warranty or claim to which such item is related,


                                       34.

the Escrow Agent shall, subject to the provisions of Section 8.6 and 8.7 below, deliver to Acquiror out of the Escrow Fund, as promptly as practicable, cash or other assets held in the Escrow Fund having a value equal to such Damages.

               8.6 Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Sellers' Agent (defined in Section 8.8 below) and for a period of forty-five (45) days after such delivery to the Escrow Agent of such Officer's Certificate, the Escrow Agent shall make no delivery of cash or other assets pursuant to Section 8.5 hereof unless the Escrow Agent shall have received written authorization from the Sellers' Agent to make such delivery. After the expiration of such forty-five (45) day period, the Escrow Agent shall make delivery of the cash or other assets in the Escrow Fund in accordance with Section 8.5 hereof, provided that no such payment or delivery may be made if the Sellers' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such forty-five (45) day period.

               8.7 Resolution of Conflicts; Arbitration.

                      (a) In case the Sellers' Agent shall so object in writing to any claim or claims by Acquiror made in any Officer's Certificate, Acquiror shall have forty-five (45) days after receipt by the Escrow Agent of an objection by the Sellers' Agent to respond in a written statement to the objection of the Sellers' Agent. If after such forty-five (45) day period there remains a dispute as to any claims, the Sellers' Agent and Acquiror shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Sellers' Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the cash or other assets from the Escrow Fund in accordance with the terms thereof.

                      (b) If no such agreement can be reached after good faith negotiation, either Acquiror or the Sellers' Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by arbitration as provided herein. Acquiror and the Sellers' Agent shall attempt to mutually agree upon an arbitrator within five (5) days after such written notice is sent. If those parties are unable to mutually agree upon an arbitrator within such period, then within fifteen (15) days after such written notice is sent, Acquiror and the Sellers' Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators or arbitrators, as the case may be, as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 8.6 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.


                                       35.

                      (c) Judgment upon any award rendered by the arbitrator or arbitrators, as the case may be, may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara or San Mateo County, California under the commercial rules then in effect of the American Arbitration Association. Acquiror, on the one hand, and the Sellers, on the other hand, shall each bear its own expenses (including, attorneys' fees and expenses) incurred in connection with any such arbitration, and the fees and expenses of each arbitrator and the administrative fee of the American Arbitration Association shall be allocated by the arbitrator or arbitrators, as the case may be (or, if not so allocated, shall be borne equally by Acquiror, on the one hand, and the Sellers, on the other hand).

               8.8 Sellers' Agent.

                      (a) Mr. Arad Naveh shall be constituted and appointed as agent ("Sellers' Agent") for and on behalf of the Sellers to enter into the Escrow Agreement for himself and on behalf of the other Sellers, to give and receive notices and communications, to authorize delivery to Acquiror of the cash or other assets from the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Sellers' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than 10 days' prior written notice to Acquiror. No bond shall be required of the Sellers' Agent, and the Sellers' Agent shall receive no compensation for his services. Notices or communications to or from the Sellers' Agent shall constitute notice to or from each of the Sellers.

                      (b) The Sellers' Agent shall not be liable for any act done or omitted hereunder as Sellers' Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Sellers shall jointly and severally indemnify the Sellers' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Sellers' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

                      (c) The Sellers' Agent shall have reasonable access to information about Target and the reasonable assistance of Target's officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Sellers' Agent shall treat confidentially and not disclose any nonpublic information from or about Target to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

               8.9 Actions of the Sellers' Agent. A decision, act, consent or instruction of the Sellers' Agent shall constitute a decision of all Sellers for whom Escrow Amounts otherwise payable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Sellers, and the Escrow Agent and Acquiror may rely upon any decision, act, consent or instruction of the Sellers' Agent as being the decision, act, consent or instruction of each and


                                       36.

every Seller. The Escrow Agent and Acquiror are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Sellers' Agent.

               8.10 Third-Party Claims. In the event Acquiror becomes aware of a third-party claim which Acquiror believes may result in a demand against the Escrow Fund, Acquiror shall promptly notify the Sellers' Agent of such claim, and the Sellers' Agent and the Target shareholders for whom cash otherwise payable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim. Acquiror shall have the right in its sole discretion to settle any third-party claim that is not expected to result in a claim against the Escrow Fund. If Acquiror will seek recourse from the Escrow Fund with respect to a claim, Acquiror may not effect the settlement of any such claim without the consent of the Sellers' Agent, which consent shall not be unreasonably withheld or delayed. In the event that the Sellers' Agent has consented to any such settlement, the Sellers' Agent shall have no power or authority to object under Section 8.6 or any other provision of this Article VIII to the amount of any claim by Acquiror against the Escrow Fund for indemnity with respect to such settlement.

                                   ARTICLE IX

                               GENERAL PROVISIONS

               9.1 Survival. The representations and warranties of the parties contained herein shall survive until the first anniversary of the Closing Date (or, if later, the final resolution of any indemnity claims hereunder), except that the representations and warranties contained in Section 2.2(b) shall survive indefinitely

               9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

           (a)    if to Acquiror, to:

                  Cisco Systems, Inc.
                  170 West Tasman Drive
                  San Jose, California 95134
                  Attention: Vice President for Legal and Governmental Affairs Facsimile No.: (408) 526-5925
                  Telephone No.:  (408) 526-8252


                                       37.

                  with a copy to:

                  Brobeck, Phleger & Harrison LLP
                  2200 Geng Road
                  Two Embarcadero Place
                  Palo Alto, CA  94303
                  Attention: Therese A. Mrozek, Esq.
                             Curtis L. Mo, Esq.
                  Facsimile No.: (415) 496-2885
                  Telephone No.: (415) 424-0160

           (b)    if to any Seller, to:

                  c/o C.D.S.I. Ltd.
                  13 Hasadna St.
                  P.O. Box 2229
                  Ra'anana, Israel 43650
                  Attention:            Mr. Arad Naveh
                  Facsimile No.: 972-9-746-2021
                  Telephone No.: 972-9-746-2020

                  with a copy to:

                  Wilson Sonsini Goodrich & Rosati
                  650 Page Mill Road
                  Palo Alto, CA 94304
                  Attention:  Herbert P. Fockler, Esq.
                  Facsimile No.:  (650) 493-6811
                  Telephone No.:  (650) 493-9300

               9.3 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

               9.4 Entire Agreement; Assignment. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Sellers Disclosure Schedule, the Acquiror Disclosure Schedule and


                                       38.

other Schedules, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms, (b) are not intended to confer upon any other person any rights or remedies hereunder, and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

               9.5 Amendment Waiver. This Agreement may not be changed, amended, terminated, augmented, rescinded, or discharged (other than by performance), in whole or in part, except by a writing executed by the Acquiror and a majority in interest of the Sellers, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. At any time prior to the Closing Date any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

               9.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

               9.7 Remedies. Each of the parties agree that, in addition to all other remedies to which the others may be entitled (but except as otherwise limited herein), each other party shall have the right to enforce the terms of this Agreement by a decree of specific performance, provided such other party is not in material default hereunder. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.


                                       39.

               9.8 Consent to Jurisdiction; Service of Process. Any action, suit or proceeding arising out of or relating to this Agreement may be instituted in any United States Federal court or any state court located in San Jose, California, and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim it may now or hereafter have that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of such court in any such action, suit or proceeding, and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement from which no appeal has been taken or is available. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, postage prepaid and return receipt requested, or by personal service on such party. Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

               9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of California without reference to such state's principles of conflicts of law, except that the provisions of Article I with respect to the purchase and sale of the Shares shall be governed by and construed in accordance with the laws of Israel.

               9.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

               9.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but both of which taken together shall constitute one and the same instrument.


                                       40.

               IN WITNESS WHEREOF, the undersigned have executed or caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                    CISCO SYSTEMS, INC.



                                    By:_______________________________________
                                          Name:_______________________________
                                          Title:______________________________


                                    KH TRUSTEES LTD.



                                    By:_______________________________________
                                          Name:_______________________________
                                          Title:______________________________


                                    MANAKIN INVESTMENTS B.V.



                                    By:_______________________________________
                                          Name:_______________________________
                                          Title:______________________________


                                    EURO AMERICAN II LLP



                                    By:_______________________________________
                                          Name:_______________________________
                                          Title:______________________________


                  [SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

                                    SELLER:



                                   ___________________________________________
                                          Name:_______________________________
                                          Company, Title (if applicable):
                                          ____________________________________







                  [SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]